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                       RESTATED CERTIFICATE OF INCORPORATION

                                         OF

                             JATO COMMUNICATIONS CORP.
                           Pursuant to Sections 242 & 245

       Jato Communications Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

       1. The name of the corporation is Jato Communications Corp. The corporation was originally incorporated under the name Jato Communications Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 12, 1998.

       2.     This Restated Certificate of Incorporation of Jato
Communications Corp. has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

       3. This Restated Certificate of Incorporation restates and further amends the Restated Certificate of Incorporation of this corporation by restating the text of the original Restated Certificate of Incorporation in full to read as follows:

                                          I.

       The name of this Corporation is Jato Communications Corp. (the "CORPORATION" or the "COMPANY").
                                          II.

       The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.
                                          III.

       The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.
                                          IV.

       A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one hundred ten million (110,000,000) shares. Eighty million (80,000,000) shares shall be Common Stock, each having a par value of $.01. Thirty million
(30,000,000) shares shall be Preferred Stock, each having a par value of $.01.

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       B.     The number of authorized shares of Common Stock may be
increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted basis).

       C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

       D. One million seven hundred fifty-one thousand nine hundred eighty-five (1,751,985) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "SERIES A STOCK"). Thirteen million six hundred fifteen thousand three hundred twenty-two (13,615,322) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "SERIES B STOCK"). Four million nine hundred thirty-two thousand three hundred eight (4,932,308) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "SERIES C STOCK"). Five million (5,000,000) of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "SERIES D STOCK").

       E. The rights, preferences, privileges, restrictions and other matters relating to the Series A Stock, Series B Stock, Series C Stock and Series D Stock are as follows:

              1. DIVIDEND RIGHTS. Holders of Series A Stock, Series B Stock, Series C Stock and Series D Stock shall be entitled to participate equally in the payment of dividends, whether in-kind or in cash, and if in cash, when and as declared by the Board of Directors, out of funds that are legally available therefor, with, but payable as a priority to payment to, the holders of Common Stock on an as-converted basis.

              2.     VOTING RIGHTS.

                            a.     Except as otherwise provided herein or as
required by law, the Series A Stock, Series B Stock, Series C Stock and Series D Stock shall be voted equally with the shares of the Common Stock of the Company, and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock,

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respectively, are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                     b. SEPARATE VOTE OF SERIES B STOCK. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series B Stock shall be necessary for the Company to effect any of the following actions:

                            (i)    Any amendment, alteration or repeal of any
provision of this Restated Certificate of Incorporation or the Amended Bylaws of the Company (including any filing of a Certificate of Designation);

                            (ii)   Any authorization or any designation,
whether by reclassification or otherwise or any issuance, of any new class or series of stock or any other securities convertible into or exchangeable for equity securities of the Company ranking on a parity with or senior to the Series B Stock in right of liquidation preference or dividends;

                            (iii)  Any agreement by the Company regarding an
Acquisition or Asset Transfer (each as defined in Section 3(c) below);

                            (iv)   File, commencement of a case, proceeding
or other action under any law relating to bankruptcy, insolvency or relief of debtors or the appointment of a receiver, trustee, custodian or any similar person;

                            (v)    Consummation of an initial public offering
of the Company's Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission, other than a Qualified Offering (as defined in Section 4(j)(ii) below);

                            (vi)   Any redemption, repurchase, payment of
dividends or other distributions with respect to any capital stock of the Company (except for acquisitions of stock approved by the Board of Directors which permit the Company to repurchase such shares upon termination of services to the Company by one or more employees thereof or in exercise of the Company's right of first refusal);

                            (vii)  Any issuance of bonds, debentures, notes
or other debt obligations convertible into, or exchangeable for, or having rights to purchase, shares of Common Stock of the Company unless (A) otherwise approved by the Company's Board of Directors, including at least two (2) designees of the Series B Stock (the "SERIES B DIRECTORS"), (B) the per share cash consideration received or receivable in exchange for such Common Stock (or the Common Stock per share equivalents of securities convertible into Common Stock) is in excess of the then-applicable Series B Conversion Price (as defined in Section 4(c) below) and (C) the Company's Board of Directors, including the Series B Directors, determines that the per share cash consideration received or receivable in exchange for such Common Stock (or securities convertible into Common Stock) is equal to or greater than the then-current fair market value of the Company's Common Stock;

                            (viii) Any issuance of capital stock of the
Company ranking junior to the Series A Stock and the Series B Stock ("JUNIOR STOCK"), except (A) shares of

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Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights after the Original Issue Date (as defined in Section 4(d)(i) below) to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors ("APPROVED ISSUANCES"), (B) in connection with a Qualified Offering, and (C) such as may otherwise be approved by the Company's Board of Directors, including the Series B Directors, PROVIDED, THAT, the per share cash consideration received or receivable upon issuance of such Junior Stock (or its Common Stock equivalents) exceeds the then-applicable Series B Conversion Price and the Company's Board of Directors, including two of the Series B Directors, determines that the per share cash consideration received or receivable upon issuance of such Junior Stock (or its Common Stock equivalents) is equal to or greater than the then-current fair market value of the Company's Common Stock, plus an appropriate premium;

                            (ix)   Any issuance of any option, warrant, put,
call or other arrangement for the purchase or acquisition of any capital stock of the Company or any subsidiary of the Company, except Approved Issuances;

                            (x)    Any increase or decrease in the authorized
number of members of the Company's Board of Directors from six (6); or

                            (xi)   Any issuance of additional shares of
Series A Stock.

                     c. SEPARATE VOTE OF SERIES C STOCK AND SERIES D STOCK. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least fifty-one percent (51%) of the outstanding Series C Stock and Series D Stock shall be necessary for the Company to effect any of the following actions:

                            (i)    Any amendment, alteration or repeal of any
provision of this Restated Certificate of Incorporation or the Amended Bylaws of the Company (including any filing of a Certificate of Designation) that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series C Stock or Series D Stock so as to affect the holders of Series C Stock or Series D Stock adversely; or

                            (ii)   Any authorization or any designation,
whether by reclassification or otherwise or any issuance, of any new class or series of stock or any other securities convertible into or exchangeable for equity securities of the Company ranking senior to the Series C Stock or Series D Stock in right of liquidation preference or dividends.

                     d.     ELECTION OF BOARD OF DIRECTORS.

                            (i)    The holders of Series B Stock, voting as a
separate class on an as-converted basis, shall be entitled to elect two (2) members of the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of Common Stock, Series A Stock, Series B Stock, Series C Stock and Series D Stock, voting together as a class on an as-converted basis, shall be entitled to elect all remaining members of the Board of Directors.

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                            (ii)   In the event that the Company effects any
of the actions set forth in Section 2(b) above without first obtaining the vote or written consent of the holders of a majority of the outstanding Series B Stock, the number of members on the Board of Directors of the Company shall automatically be increased by two (2) directors and the holders of Series B Stock, voting as a separate class on an as-converted basis, shall be entitled to elect the members to occupy the two (2) new vacancies on the Company's Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director.

                            (iii)  So long as any shares of Series B Stock
are outstanding, the number of directors of the Company shall at all times be such that the exercise, by the holders of shares of Series B Stock, of the right to elect directors under the circumstances provided in clause (ii) of this Section 2(d) will not contravene any provisions of the Delaware General Corporation Law or this Restated Certificate of Incorporation.

              3.     LIQUIDATION RIGHTS.

                     a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, (i) the holders of Series A Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series A Stock equal to the greater of (A) the sum of the Series A Original Issue Price (as defined in Section 4(b)) (as adjusted for any stock splits, stock dividends or the like) plus all declared but unpaid dividends on the Series A Stock and (B) such amount as would have been received had each share of Series A Stock outstanding been converted into shares of Common Stock immediately prior to such liquidation, dissolution or winding up, (ii) the holders of Series B Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series B Stock equal to the greater of (A) the sum of the Series B Original Issue Price (as defined in Section 4(b)) (as adjusted for any stock splits, stock dividends or the like) plus all declared but unpaid dividends on the Series B Stock and
(B) such amount as would have been received had each share of Series B Stock outstanding been converted into shares of Common Stock immediately prior to such liquidation, dissolution or winding up, (iii) the holders of Series C Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series C Stock equal to the greater of (A) the sum of the Series C Original Issue Price (as defined in Section 4(b)) (as adjusted for any stock splits, stock dividends or the like) plus all declared but unpaid dividends on the Series C Stock and (B) such amount as would have been received had each share of Series C Stock outstanding been converted into shares of Common Stock immediately prior to such liquidation, dissolution or winding up, and (iv) the holders of Series D Stock shall be entitled to be paid out of the assets of the Company an amount per share of Series D Stock equal to the greater of (A) the sum of the Series D Original Issue Price (as defined in Section 4(b)) (as adjusted for any stock splits, stock dividends or the like) plus all declared but unpaid dividends on the Series D Stock and
(B) such amount as would have been received had each share of Series D Stock outstanding been converted into shares of Common Stock immediately prior to such liquidation, dissolution or winding up.

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                     b.     After the payment of the full liquidation
preference to the holders of Series A Stock, Series B Stock, Series C Stock and Series D Stock of the amounts set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

                     c. The following events shall be considered a liquidation under this Section 3:

                            (i)    (A) any consolidation or merger of the
Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, hold less than fifty percent (50%) of the outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization or (B) any transaction (or series of related transactions involving a person or entity, or group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company's voting power is transferred (an "ACQUISITION"); or

                            (ii)   a sale, lease or other disposition of all
or substantially all of the assets of the Company for cash or securities or a statutory share exchange in which the stockholders of the Company may participate (an "ASSET TRANSFER").

                     d. If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series A Stock, Series B Stock, Series C Stock and Series D Stock of the amounts set forth in Section 3(a) above, then such assets shall be distributed among the holders of Series A Stock, Series B Stock, Series C Stock and Series D Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled pursuant to this Section 3 based upon the Series A Original Issue Price, Series B Original Issue Price, Series C Original Issue Price and Series D Original Issue Price (as defined in Section 4(b) below).

              4.     CONVERSION RIGHTS.

                     The holders of Series A Stock, Series B Stock, Series C Stock and Series D Stock shall have the following rights with respect to the conversion of the Series A Stock, Series B Stock, Series C Stock and Series D Stock into shares of Common Stock:

                     a. OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section 4, any number of shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Stock, Series B Stock, Series C Stock or Series D Stock shall be entitled upon conversion shall be the product obtained by multiplying the applicable "Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Stock, Series B Stock, Series C Stock or Series D Stock, as applicable, being converted.

                     b. CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Stock (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Series A Original Issue Price by the "Series A Conversion Price," calculated as

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provided in Section 4(c).  The "Original Issue Price" of the Series A Stock
shall be Seventy-Five Cents ($.75) (the "Series A Original Issue Price"). The conversion rate in effect at any time for conversion of the Series B Stock (the "Series B Conversion Rate") shall be the quotient obtained by dividing the Series B Original Issue Price by the "Series B Conversion Price," calculated as provided in Section 4(c). The "Original Issue Price" of the Series B Stock shall be One Dollar Fifty Cents ($1.50) (the "Series B Original Issue Price"). The conversion rate in effect at any time for conversion of the Series C Stock (the "Series C Conversion Rate") shall be the quotient obtained by dividing the Series C Original Issue Price by the "Series C Conversion Price," calculated as provided in Section 4(c). The "Original Issue Price" of the Series C Stock shall be Five Dollars Sixty Cents ($5.60) (the "Series C Original Issue Price"). The conversion rate in effect at any time for conversion of the Series D Stock (the "Series D Conversion Rate") shall be the quotient obtained by dividing the Series D Original Issue Price by the "Series D Conversion Price," calculated as provided in Section 4(c). The "Original Issue Price" of the Series D Stock shall be Five Dollars Sixty Cents ($5.60) (the "Series D Original Issue Price").

                     c. CONVERSION PRICE. The conversion price for the Series A Stock shall initially be the Series A Original Issue Price (the "SERIES A CONVERSION PRICE"). Such Series A Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Conversion Price herein shall mean the Series A Conversion Price as so adjusted. The conversion price for the Series B Stock shall initially be the Series B Original Issue Price (the "SERIES B CONVERSION PRICE"). Such initial Series B Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B Conversion Price herein shall mean the Series B Conversion Price as so adjusted. The conversion price for the Series C Stock shall initially be the Series C Original Issue Price (the "SERIES C CONVERSION PRICE"). Such initial Series C Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series C Conversion Price herein shall mean the Series C Conversion Price as so adjusted. The conversion price for the Series D Stock shall initially be the Series D Original Issue Price (the "SERIES D CONVERSION PRICE"). Such initial Series D Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series D Conversion Price herein shall mean the Series D Conversion Price as so adjusted. The Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price shall collectively be referred to as the "CONVERSION PRICES," and each a "CONVERSION PRICE."

                     d. SALE OF SHARES BELOW SERIES B CONVERSION PRICE, SERIES C CONVERSION PRICE AND SERIES D CONVERSION PRICE.

                            (i)    If at any time or from time to time after
the date that the first share of Series D Stock is issued (the "ORIGINAL ISSUE DATE"), the Company issues or sells, or is deemed by the express provisions of this Section 4(d) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a subdivision or combination of shares of Common Stock as provided in Section 4(e) below, for an Effective Price (as hereinafter defined) less than the then-effective Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, then and in each such case the then-existing Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, shall be reduced, but not increased as of the opening of business on the date of such issue or sale to a price determined by multiplying the Series B Conversion Price, Series C Conversion Price or

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Series D Conversion Price, as applicable, by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection d(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then-outstanding shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities then exercisable or convertible on the day immediately preceding the given date.

                            (ii)   For the purpose of making any adjustment
required under this Section 4(d), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors (including a majority of the Series B Directors), and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors (including a majority of the Series B Directors) to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                            (iii)  For the purpose of the adjustment required
under this Section 4(d), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into or exchangeable for, Additional Shares of Common Stock (such convertible or exchangeable stock or securities being herein referred to as "CONVERTIBLE SECURITIES") whether or not such rights or options or the right to convert or exchange any such convertible securities are immediately exercisable, and if the Effective Price of such Additional Shares of Common Stock is less than the Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion or exchange thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the

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exercise of such rights or options, plus, in the case of Convertible
Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; PROVIDED, THAT, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; PROVIDED, FURTHER, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, PROVIDED THAT such readjustment shall not apply to prior conversions of Series B Stock, Series C Stock or Series D Stock.

                            (iv)   "ADDITIONAL SHARES OF COMMON STOCK" shall
mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(d), whether or not subsequently reacquired or retired by the Company other than (A) shares of Common Stock issued upon conversion of the Series A Stock, Series B Stock, Series C Stock or Series D Stock; (B) Approved Issuances; and (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date. The "EFFECTIVE PRICE" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(d), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(d), for such Additional Shares of Common Stock.

                     e. ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision

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of the outstanding Common Stock without a corresponding subdivision of the
Preferred Stock, each Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, each Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                     f. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Stock, Series B Stock, Series C Stock and Series D Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A Stock, Series B Stock, Series C Stock and Series D Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Stock, Series B Stock, Series C Stock or Series D Stock, as applicable, could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                     g. REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4, as a part of such capital reorganization, provision shall be made so that the holders of the Series A Stock, Series B Stock, Series C Stock and Series D Stock shall thereafter be entitled to receive upon conversion of the Series A Stock, Series B Stock, Series C Stock and Series D Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Stock, Series B Stock, Series C Stock and Series D Stock after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Stock, Series B Stock, Series C Stock or Series D Stock, as applicable) shall be applicable after that event and be as nearly equivalent as practicable.

                     h. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Stock, Series B Stock, Series C Stock or Series D Stock, if the Series A Stock, Series B Stock, Series C Stock or Series D Stock is then

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

convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) each Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Stock, Series B Stock, Series C Stock and Series D Stock.

                     i. NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series A Stock, Series B Stock, Series C Stock and Series D Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                     j.     AUTOMATIC CONVERSION.

                            (i)    Each share of Series A Stock shall
automatically be converted into shares of Common Stock, based on the then-effective Series A Conversion Price, (A) at any time upon the affirmative election of the holders of a majority of the outstanding shares of Series A Stock or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"), covering the offer and sale of Common Stock for the account of the Company in which
(i) the per share price is at least $1.88 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) and
(ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $10,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(k).

                            (ii)   Each share of Series B Stock shall
automatically be converted into shares of Common Stock, based on the then-effective Series B Conversion Price, (A) immediately upon the closing of a firmly underwritten public offering pursuant to an

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

effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company (an "INITIAL OFFERING") in which (i) the per share price is at least equal to the "Target Multiple" (as hereinafter defined) multiplied by the then-effective Series B Conversion Price (the "THRESHOLD PRICE"), (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $30,000,000 and (iii) the shares of Common Stock are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 (a "QUALIFIED OFFERING") or (B) following an Initial Offering which is not a Qualified Offering on the business day following the end of a 180-day period during which the average closing price of the Company's Common Stock on each such day exceeded the Threshold Price. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(k). As used herein, "TARGET MULTIPLE" shall mean (A) an amount equal to 2.5 prior to the third anniversary of the Original Issue Date and (B) an amount equal to 3.5 on or after the third anniversary of the Original Issue Date.

                            (iii)  Each share of Series C Stock and Series D
Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series C Conversion Price or Series D Conversion Price, as applicable, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least $8.40 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $30,000,000. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(k).

                     k.     MECHANICS OF CONVERSION.

                            (i)    OPTIONAL CONVERSION.  Each holder of
Series A Stock, Series B Stock, Series C Stock or Series D Stock who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for such stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Stock, Series B Stock, Series C Stock or Series D Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any accrued dividends on the shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Stock, Series B Stock, Series C Stock or Series D Stock, as applicable, to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

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

                            (ii)   AUTOMATIC CONVERSION.  Upon the occurrence
of the event specified in paragraph 4(j) above, the outstanding shares of Series A Stock, Series B Stock, Series C Stock or Series D Stock, as the case may be, shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Stock, Series B Stock, Series C Stock or Series D Stock, the holders of Series A Stock, Series B Stock, Series C Stock or Series D Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Stock, Series B Stock, Series C Stock and Series D Stock, as applicable. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Stock, Series B Stock, Series C Stock or Series D Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(k)(i) above.

                     l. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A Stock, Series B Stock, Series C Stock or Series D Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Stock, Series B Stock, Series C Stock or Series D Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

                     m. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Stock, Series B Stock, Series C Stock and Series D Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Stock, Series B Stock, Series C Stock and Series D Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Stock, Series B Stock, Series C Stock and Series D Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. The Company covenants that all shares of Common Stock which shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, free from preemptive or similar rights on the part of the holders of any shares of capital stock or securities of the Company, and free from all liens and charges with respect to the issue thereof; and without limiting the generality of the foregoing, the

Company covenants that it will from time to time take all such action as may be requisite to assure that the par value, if any, per share of the Common Stock is at all times equal to or less than the then-effective Conversion Price. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be so issued without violation by the Company of any applicable law or regulation or agreement, or of any requirements of any domestic securities exchange upon which the Common Stock may be listed. Without limiting the foregoing, the Company will take all such action as may be necessary to assure that, upon conversion of any of the Series B Stock, Series C Stock or Series D Stock, an amount equal to the lesser of (a) the par value of each share of Common Stock outstanding immediately prior to such conversion or (b) the Conversion Price shall be credited to the Company's stated capital account for each share of Common Stock issued upon such conversion, and that, if clause (a) above is applicable, the balance of the Conversion Price of Series B Stock, Series C Stock or Series D Stock converted shall be credited to the Company's capital surplus account.

                     n. NOTICES. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given:
(i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) upon receipt after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                     o. PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Stock, Series B Stock, Series C Stock and Series D Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Stock Series B Stock, Series C Stock or Series D Stock, as applicable, so converted were registered.

                     p. REGISTRATION AND LISTING OF COMMON STOCK. If any shares of Common Stock required to be reserved for purposes of conversion of the Series B Stock, Series C Stock or Series D Stock hereunder require registration with or approval of any governmental authority under any Federal or state law (other than the Securities Act) before any such shares may be issued upon conversion, the Company will, at its expense and as expeditiously as possible, use its best efforts to cause such shares to be duly registered or approved, as the case may be. Shares of Common Stock issuable upon conversion of the Series B Stock, Series C Stock or Series D Stock shall be registered in accordance with any such law then in force if required before such shares may be issued upon conversion. If and so long as the Common Stock is listed on any national securities exchange, the Company will, at its expense, obtain promptly and maintain the approval for listing on each such exchange upon official notice of issuance, such shares of Common Stock issuable upon conversion of then-outstanding Series B Stock, Series C Stock and Series D Stock and maintain the listing of such shares after their issuance; and the Company will also list on such national securities exchange, will register under the Securities Exchange Act of 1934 and will maintain such listing of, any other securities that at any time are issuable upon conversion of the Series B Stock, Series C Stock or Series D Stock, if

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

and at the time that any securities of the same class shall be listed on such national securities exchange by the Company.

                     q. CLOSING OF BOOKS. The Company will at no time close its transfer books against the transfer of any Series B Stock, Series C Stock or Series D Stock or of any shares of Common Stock issued or issuable upon the conversion of any Series B Stock, Series C Stock or Series D Stock in any manner which interferes with the timely conversion of such Series B Stock, Series C Stock or Series D Stock; PROVIDED, THAT, any such transfer is not made in violation of any applicable law or contract.

                     r. CERTAIN COVENANTS. Any registered holder of Series B Stock, Series C Stock or Series D Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Restated Certificate of Incorporation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

              5. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Series A Stock, Series B Stock, Series C Stock or Series D Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

                                          V.

       For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

       A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Except as otherwise provided in Article IV, Section E.2 hereof, the number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Amended Bylaws.

       B. The Board of Directors is expressly authorized to make, amend, supplement or repeal the Amended Bylaws; PROVIDED, HOWEVER, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation; and, PROVIDED FURTHER, that no amendment or supplement to the Amended Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

       C. The directors of the Corporation need not be elected by written ballot unless the Amended Bylaws so provide.

                                        VI.

       A. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

       B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

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IN WITNESS WHEREOF, this Restated Certificate has been subscribed this 19th day of January, 2000 by the undersigned who affirms that the statements made herein are true and correct.

                                       JATO COMMUNICATIONS CORP.

                                       /s/ Gerald K. Dinsmore
                                       ----------------------------------------
                                       Gerald K. Dinsmore
                                       President and Chief Executive Officer

































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